Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE	December 8, 2004

For more information:

Media Tina Warren (905) 863-4702 tinawarr@nortelnetworks.com	Investors (888) 901-7286 (905) 863-6049 investor@nortelnetworks.com

Nortel Provides Status Update
Expects to Commence Filing of Financial Statements on January 10, 2005
Plans to Announce Limited Unaudited Results for Q3 2004 Week of December 13, 2004

TORONTO — Nortel Networks* Corporation [NYSE/TSX:NT] and its principal operating subsidiary, Nortel Networks Limited (“NNL”), today provided a status update pursuant to the alternative information guidelines of the Ontario Securities Commission. These guidelines contemplate that the Company and NNL will normally provide bi-weekly updates on their affairs until such time as they are current with their filing obligations under Canadian securities laws.

Filing of Financial Statements

The Company and NNL continue to work on the restatement of their financial results for each fiscal quarter in 2003 and for the years 2002 and 2001, including the finalization of the Company’s work on the focused revenue reviews that it previously announced, and the preparation of their financial statements for the year 2003 and the first, second and third quarters of 2004.

As previously announced, the Company was targeting a filing date within 30 to 60 days of its November 11, 2004 status update for its and NNL’s audited financial statements for the year 2003 and unaudited financial statements for the first and second quarters of 2004, and related periodic reports. The Company expects that it and NNL will commence to file these financial statements and related periodic reports on January 10, 2005 and follow thereafter, as soon as practicable, with the filing of its and NNL’s unaudited financial statements and related periodic reports for the third quarter of 2004, and any required amendments to periodic reports for prior periods.

Release of Limited Estimated Unaudited Results

The Company plans to announce updates to its previously announced estimated unaudited results for the first and second quarters of 2004 and limited estimated unaudited results for 2001, 2002, 2003 and the third quarter of 2004 during the week of December 13, 2004. These estimated results will be subject to audit or review by the Company’s external auditors and the other limitations outlined below.

Update on Restatement Impacts and Revenue Adjustments

Restatement Impacts

Based on the Company’s work to date, and subject to the limitations described below, the principal estimated impacts of the restatements and revisions identified to date to the Company’s results, including the revenue adjustment impacts described below, reflect the following:

•	Revenue adjustments identified to date reflect increases to previously announced annual revenues of approximately 9 percent in 2001, 3 percent in 2002 and 5 percent in 2003 (adjusted from approximately 8 percent in 2001, 4 percent in 2002 and 5 percent in 2003 previously announced);

•	A reduction of approximately 28 percent in previously announced net earnings for 2003 (adjusted from 35 percent previously announced); the amount of the reduction in 2003 net earnings will largely be reported in prior periods, resulting in a reduction in previously reported net losses for such periods including 2002 and 2001;

•	The reduction in 2003 net earnings is a result of a decrease in the first half of 2003 net earnings that is partially offset by a slight increase to the second half of 2003 net earnings;

•	Approximately 18 percent of the 2003 net income reductions are expected to impact the Company’s continuing operations, with the remaining approximately 82 percent impacting discontinued operations (adjusted from the approximately 30 percent impact to continuing operations and approximately 70 percent impact to discontinued operations previously announced);

•	As previously announced, no material impact to the Company’s cash balance as at December 31, 2003; and

•	No material changes to the previously announced estimated revenues for the first and second quarters of 2004.

Revenue Adjustments

As previously announced, the Company has identified adjustments to revenues, primarily in the Company’s Optical Networks and Enterprise Networks businesses. Based upon the work done to date, these adjustments have resulted in a net reduction in revenue of approximately US$430 million and US$2.8 billion in 1999 and 2000, respectively (adjusted from US$600 million and US$2.5 billion previously announced). The Company currently does not expect a material change to the previously announced approximate amount of permanent revenue reversal in 2000, which is largely due to collectibility issues. The remaining revenue adjustments in 1999 and 2000 will be deferred and recognized in subsequent years. The impact of these revenue adjustments is currently estimated to result in a net increase in revenues of approximately US$1.5 billion, US$265 million and US$460 million in 2001, 2002 and 2003, respectively (adjusted from US$1.35 billion, US$450 million and US$450 million previously announced). The adjustments to date would also result in additional deferred revenue on the Company’s balance sheet as of December 31, 2003.

The Company’s work to date with respect to the restatements and revisions and the principal estimated impacts mentioned above, as well as the Company’s and NNL’s expectations as to timing of filing their financial statements and related periodic reports, are subject to a number of important limitations, including:

•	These principal impacts are estimated impacts which have been identified by the Company based on the work done to date and are not projections of the final impacts. As such, these principal estimated impacts continue to be preliminary and subject to change;

•	The ongoing work of the Nortel Audit Committee independent review;

•	The ongoing work to be done by the Company related to the restatements and revisions, including the completion of Nortel management’s work on certain accounting matters and its discussions with the United States Securities and Exchange Commission (“SEC”) on certain matters that could affect its and NNL’s upcoming filings, including the SEC’s open comments on past filings;

•	The previously disclosed material weaknesses in the Company’s internal control over financial reporting; and

•	The review or audit of the Nortel financial statements by the Company’s external auditors.

Nortel Networks Limited

The financial results of NNL are consolidated into the Company’s results. NNL’s financial statements for the applicable periods will also be restated upon the related restatements of the Company’s financial statements. NNL’s preferred shares are publicly traded in Canada.

Other Matters

EDC Support Facility

As previously announced, NNL obtained a new waiver from Export Development Canada (“EDC”) under the EDC performance-related support facility (the “EDC Support Facility”) of certain defaults related to the delay by the Company and NNL in filing their respective 2003 Annual Reports on Form 10-K and Q1, Q2 and Q3 2004 Quarterly Reports on Form 10-Q (collectively, the “Reports”), in each case with the SEC, the trustees under the Company’s and NNL’s public debt indentures and EDC. The waiver also applies to certain additional breaches under the EDC Support Facility relating to the delayed filings and the planned restatements and revisions to the Company’s and NNL’s prior financial results (the “Related Breaches”).

The EDC Support Facility provides up to US$750 million in support, all presently on an uncommitted basis. The US$300 million revolving small bond sub-facility of the EDC Support Facility will not become committed support until all of the Reports are filed with the SEC unless and until NNL obtains a permanent waiver of the Related Breaches. As of December 7, 2004, there was approximately US$290 million of outstanding support utilized under the EDC Support Facility, approximately US$206 million of which was outstanding under the small bond sub-facility.

The current waiver from EDC will expire on December 10, 2004. As the Company and NNL do not expect to deliver the Reports by December 10, 2004, EDC will have the right on such date (absent a further waiver in relation to the delayed filings and the Related Breaches) to terminate the EDC Support Facility, exercise certain rights against collateral or require NNL to collateralize all existing support. While NNL is seeking a new waiver from EDC in connection with the delay in filing the Reports, there can be no assurance that NNL will receive a new waiver or as to the terms of any such waiver.

In addition, the Related Breaches will continue independent of whether the Reports are filed. Accordingly, EDC will have the right (absent a further waiver of the Related Breaches), beginning on December 10, 2004, to terminate or suspend the EDC Support Facility. While NNL is seeking a permanent waiver from EDC in connection with the Related Breaches, there can be no assurance that NNL will receive a permanent waiver, or any waiver or as to the terms of any such waiver.

Stock Exchanges

The Company continues to provide periodic updates to the New York Stock Exchange and the Toronto Stock Exchange concerning the Company’s and NNL’s delay in filing with securities regulatory authorities their 2003 Annual Reports on Form 10-K and other periodic reports.

Status Updates

Except as to the matters described above, the Company and NNL have reported that there have been no other material developments in the matters reported in their status updates of June 2, 2004, June 15, 2004, June 29, 2004, July 13, 2004, July 27, 2004, August 10, 2004, August 19, 2004, September 2, 2004, September 16, 2004, September 30, 2004, October 14, 2004, October 27, 2004, November 11, 2004 and November 24, 2004; the Company’s press release “Nortel Networks Announces New Waiver from Export Development Canada” dated November 19, 2004; and the Company’s press release “Nortel Provides Update on Annual Shareholders’ Meeting” dated November 29, 2004.

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About Nortel

Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel’s independent review and planned restatement or revisions of its previously announced or filed financial results; the resolution of the accounting issues announced on November 11, 2004, including the outcome of discussions with the United States Securities and Exchange Commission; the impact of the management changes announced on April 28, 2004 and August 19, 2004; the impact of the inability to meet Nortel’s filing obligations on support facilities and public debt obligations; any potential delisting or suspension of the Company’s or NNL’s securities; the adverse resolution of litigation, investigations, intellectual property disputes and similar matters; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; the communication by Nortel’s auditors of the existence of material weaknesses in internal controls; Nortel’s ability to recruit and retain qualified employees; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flows; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel’s purchase contracts; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; and the future success of Nortel’s strategic alliances. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise..

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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.